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                                                                     EXHIBIT 3.1

(3)     INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS
        3.1     STOCK PURCHASE AGREEMENT FOR FOUNDERS
        (COMMON STOCK)

        FEBRUARY 26, 1998

HyperBaric Systems
c/o 1127 Harker Avenue
Palo Alto, CA 94301

Gentlemen:

        The undersigned (herein referred to as the "Investor") hereby agrees to purchase _____________ shares of the common stock (the "Shares") of HyperBaric Systems, a California corporation (the "Company"), at the time and upon the terms and conditions as set forth herein.

        Section 1 Investment in Common Stock.

        The Investor acknowledges his/her understanding that the Company has only recently been organized and that it is in the early development stage, presently has no revenues and may never be able to implement its business plan. Investor recognizes and acknowledges that the Company will probably incur losses during its first years of operation.

        Section 2 Purchase of Common Stock.

        Investor agrees to purchase an aggregate of _______ shares of common stock at a purchase price of $____ or $.01 per share. The purchase price for the Shares has been paid by the Investor by pre-incorporation services rendered to the Company prior to the date hereof (the "Services"). [The Services included, among other things, the development and preparation of the Company's business plan, the efforts involved in obtaining funding for the Company and _______.] The Company acknowledges that such Services have been so rendered. The Board of Directors of the Company has determined that the value of such Services equals the purchase price for the Shares and Investor agrees that the Shares are sufficient to repay him/her in full for the Services.

        Section 3 Investment Representations of Investor.

        At the time of the issuance of the Shares purchased by the Investor, the Investor shall deliver to the Company an investment letter in the form of
Exhibit 1 to this Agreement.

        Section 4 Voting Agreement.

        At the time of the issuance of the Shares purchased by the Investor, the Investor shall deliver to the Company an executed Voting Agreement in the form of Exhibit 2 to this Agreement.



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        Section 5 Miscellaneous.

                (a) Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California.

                (b) Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

                (c) Entire Agreement. This Agreement and any other document delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants, or agreements except as specifically set forth herein or therein.

                (d) Modification. This Agreement may be modified, amended or waived only by a writing executed by the parties hereto.

                (e) Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, return receipt requested, postage prepaid, or otherwise delivered by hand, messenger or facsimile transmission, to the addresses which appear on the signature page of this Agreement. Any party may change the address at which it is to receive notices and communications by so notifying the other parties to this Agreement in the manner set forth in this Section 5(e).

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


                                        Name of Investor:
                                                         -----------------------

                                        Address:

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                                        HYPERBARIC SYSTEMS

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                                        By:
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                                        Title:
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                                        Address:
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